Exhibit 99

For Immediate Release

March 16, 2004

Assisted Living Concepts, Inc.

Announces 2003 Financial Results

DALLAS, TEXAS, March 16, 2004 — Assisted Living Concepts, Inc. (OTC.BB: ASLC), a national provider of assisted living services, today announced financial results for the year and quarter ended December 31, 2003.

Net income for the year ended December 31, 2003 was $157,000, or $0.02 per share, after recording a $3.0 million charge related to the early retirement of certain debt, as compared to a net loss of $4.4 million, or $(0.68) per share, for the year ended December 31, 2002. Operating income, after interest and other expense, was $4.3 million for 2003, compared to a loss of $3.1 million for 2002. Revenue increased 9.3% to $168.0 million for the year ended December 31, 2003 versus $153.7 million for 2002.

For the quarter ended December 31, 2003, the Company incurred a net loss of $2.6 million or $(0.40) per share, which included the $3.0 million charge for early retirement of debt, as compared to net income of $229,000, or $0.04 per share for the comparable period in 2002. Operating income, after interest and other expense, was $1.1 million for the quarter ended December 31, 2003, compared to $337,000 for the comparable period in 2002. Revenue increased 6.7% to $42.5 million for the three months ended December 31, 2003 versus $39.8 million for the comparable period of 2002.

In December 2003, the Company refinanced its Junior and Senior Secured Notes and a secured loan provided by GE Capital, which had a total principal balance of approximately $90.5 million at the refinancing date, with a $ 38.4 million term loan from Red Capital, as lender for Fannie Mae, and a new $50 million loan from GE Capital.

The loan from Red Capital has a fixed interest rate of 6.24%. The loan from GE is comprised of a $35 million term loan and a $15 million revolving loan, both of which accrue interest at LIBOR plus 4.0% and have an initial interest rate of 5.75%. The Company’s weighted average interest rate is expected to decrease 160 basis points to 5.76% in 2004, based on the initial balance of $7 million outstanding under the GE revolver and the initial interest rate, which are subject to change.

“Our dedicated employees have continued to deliver quality care and services to our residents, which has improved earnings and cash flow” said Steven L. Vick, President and Chief Executive Officer. “We are also very pleased with the new loans, which will not only lower our interest expense substantially, but will provide increased financial flexibility.”

Assisted Living Concepts, Inc. operates 177 owned and leased assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company operates residences in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:

Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Edward A. Barnes, Senior Vice President, Chief Financial Officer
(214) 424-4002
ebarnes@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates,” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2003	2002	2003
Revenue	$39,835	$42,493	$153,731	$168,012
Operating expenses:
Residence operating expenses	27,213	28,125	105,997	111,965
Corporate general and administrative	4,068	4,790	18,141	18,438
Building rentals	3,057	3,161	12,223	12,704
Depreciation and amortization	1,698	1,897	6,646	7,010

Total operating expenses	36,036	37,973	143,007	150,117

Operating income	3,799	4,520	10,724	17,895
Other income (expense):
Interest expense	(3,543)	(3,481)	(14,145)	(13,714)
Interest income	54	16	214	179
Other income (expense), net	27	(2)	61	(73)

Total other expense, net	(3,462)	(3,467)	(13,870)	(13,608)

Income (loss) before extinguishment of debt, debt restructure and reorganization costs, and discontinued operations	337	1,053	(3,146)	4,287
Loss on early extinguishment of debt	—	(2,956)	—	(2,956)
Debt restructure and reorganization costs	(28)	—	(708)	—

Income (loss) from continuing operations before income taxes	309	(1,903)	(3,854)	1,331
Income tax expense	—	710	—	1,668

Income (loss) from continuing operations	309	(2,613)	(3,854)	(337)
Discontinued operations:
Income (loss) from operations (including gains and losses on sales of assets)	(80)	—	(560)	830
Income tax expense	—	—	—	336

Income (loss) from discontinued operations	(80)	—	(560)	494

Net income (loss)	$229	$(2,613)	$(4,414)	$157

Basic earnings per share:
Income (loss) from continuing operations	$0.05	$(0.40)	$(0.59)	$(0.05)
Income (loss) from discontinued operations	(0.01)	—	(0.09)	0.07

Net income (loss)	$0.04	$(0.40)	$(0.68)	$0.02

Diluted earnings per share:
Income (loss) from continuing operations	$0.05	$(0.40)	$(0.59)	$(0.05)
Income (loss) from discontinued operations	(0.01)	—	(0.09)	0.07

Net income (loss)	$0.04	$(0.40)	$(0.68)	$0.02